Exhibit 99.1

News Release	Date:	August 23, 2005

	Contacts:	Robert J. Costantino Executive Vice President Chief Financial Officer Investor Relations Phone: (949) 727-1002

Caren Roberson Director Marketing Communications Media Relations Phone: (949) 753-3711
	Email:	Investor_Relations@Westcorpinc.com

For Immediate Release
Westcorp Confirms Discussions
Irvine, CA: Westcorp (NYSE:WES) today confirmed that it was in discussions regarding a possible business combination. Westcorp indicated that absolutely no determination has been made as to whether any business combination would be in the best interests of Westcorp’s shareholders. As previously reported, the approval process for the conversion of Western Financial Bank to a California state commercial bank and the merger of WFS Financial into Western Financial Bank as a part of the acquisition of the minority interest in WFS Financial is taking longer than originally expected and the Company has been exploring other alternatives. Any such business combination would be an alternative transaction to the pending merger and related charter conversion, originally announced in Westcorp’s May 24, 2004 press release.
Credit Suisse First Boston is advising regarding strategic alternatives.
It is Westcorp’s policy not to comment upon or disclose negotiations regarding significant corporate transactions.
Westcorp is a financial services holding Company whose primary subsidiaries are WFS Financial and Western Financial Bank. Information about Westcorp can be found at its web site at www.westcorpinc.com.
Westcorp, through its subsidiary, WFS Financial Inc (NASDAQ: WFSI), is one of the nation’s largest independent automobile finance companies. WFS Financial specializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers. Information about WFS Financial can be found at its web site at www.wfsfinancial.com.
Westcorp, through its subsidiary, Western Financial Bank, operates retail branches and provides commercial banking services in Southern California. Information on the products and services offered by the Bank can be found at its web site at www.wfb.com.
This press release contains certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include information regarding future events and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about the possible corporate transactions involving Westcorp, and Westcorp can provide no assurances that any corporate transaction, including the pending merger with WFS Financial Inc or any alternative transaction, will be consummated. The following factors, among others, could cause actual results to differ materially from those described herein: failure to obtain certain regulatory approvals; actions of the federal and local governments; failure to obtain approval by Westcorp’s board of directors or by the requisite number of Westcorp shareholders; the general economic environment; potential or actual litigation; and other economic, business, competitive and/or regulatory factors affecting businesses generally. More detailed information about those factors is set forth in filings made by Westcorp with the SEC. All forward-looking statements are made as of the date of this press release, and Westcorp has no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.